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                                  EXHIBIT 3(i)

                             EMERALD FINANCIAL CORP.
                      ARTICLES OF INCORPORATION, AS AMENDED


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                            ARTICLES OF INCORPORATION
                                       OF
                             EMERALD FINANCIAL CORP.


FIRST:       The name of the Corporation shall be Emerald Financial Corp.

SECOND:      The place in the State of Ohio where the principal office of the Corporation is to be located is in the City of Strongsville, Cuyahoga
County.

THIRD:       The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Ohio Revised Code.

FOURTH:      The number of shares that the Corporation is authorized to have outstanding shall be ten million (10,000,000), which shall be shares of common stock without par value (the "Common Stock"). Shares of Common Stock may be issued in whole or fractional shares.

FIFTH:       The preemptive right to purchase additional shares or any other securities of the Corporation is expressly denied to all shareholders or securities holders of all classes. No shareholder of the Corporation shall have, as a matter of right, the preemptive right to subscribe for or purchase any securities convertible into or exchangeable for shares of any class or to which shall be attached or appertain any warrants or rights entitling the holder thereof to subscribe for or purchase shares of any class.

             In addition to any power the Corporation may have under applicable law to purchase shares of Common Stock issued by it, the Corporation may repurchase such shares from the estate of a deceased shareholder on such reasonable terms and conditions as the Board of Directors may establish; PROVIDED, that the Corporation thereafter offer such shares for resale within two years.

SIXTH:       No holder of shares of any class shall have the right to vote cumulatively in the election of directors or otherwise.